EXHIBIT 99.1
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                               News Release

                                 LANDAUER

                           For Immediate Release

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               LANDAUER, INC. DECLARES REGULAR CASH DIVIDEND
                    AND DECLARES FIRST QUARTER PAYMENT


For Further Information Contact:    Jonathon M. Singer
                                    Senior Vice President,
                                    Treasurer & CFO
                                    708-756-9535

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GLENWOOD, ILLINOIS, NOVEMBER 9, 2006 -- LANDAUER, INC. (NYSE: LDR)
announced today that its Board of Directors increased the regular quarterly cash dividend by 6 percent to $0.475 per share for the first quarter of fiscal 2007. This increase represents an annual rate of $1.90 per share compared with $1.80 last year. The dividend will be paid on January 5, 2007 to shareholders of record on December 16, 2006.




ABOUT LANDAUER
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Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.























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          Landauer, Inc. 2 Science Road  Glenwood, Illinois 60625
      Phone: 708-755-7000  Fax: 708-755-7011  E-mail: landauerinc.com